Exhibit 99.1

July 8, 2015

FOR IMMEDIATE RELEASE

 HDS International to Increase Direct Marketing Efforts Tenfold in July

ST. LOUIS, MO, July 8, 2015 -- HDS International Corp. (OTC:  HDSI), a technology development company, announced today that it will increase its direct sales efforts tenfold in July. The Company started selling SirenGPS emergency management software solutions May 1, 2015 under license from privately-held SirenGPS. In the first 60 days of sales the Company refined its sales process and acquired its first reference clients through direct marketing. The Company will now scale that process by a factor of ten, enabling direct sales to prospects across the United States.

HDS International Chief Executive Officer Paul Rauner reported that the Company has acquired sufficient reference clients in Missouri to support an increased, national sales initiative. Rauner explained that: "We are engaged in a two pronged approach to bring SirenGPS software to market. Our team is following Aaron Ross' Predictable Revenue direct marketing approach to acquire small and medium sized prospects, and introductions from influencers to develop opportunities with larger prospects. Our ability to succeed with early adoption through direct marketing justifies accelerating that process. While we projected a sales cycle of 90 to 120 days, we have been able to close business in under 30 days. This validates the need for what we are doing and has us excited to scale up our direct calling efforts. Our first class of Sales Development Representatives (SDR) finishes training and starts making calls Thursday. We plan to start the next SDR class next week."

For additional information about HDSI, please visit www.hdsicorp.com, or refer to the Company's regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTC Pink: HDSI), is a technology development company based in St. Louis, MO, providing emergency management software services under a license agreement with SirenGPS, Inc., a Delaware corporation headquartered in Missouri.

Forward-Looking Statements

Statements not historical in nature, are intended, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to future business prospects are subject to risks and uncertainties that could cause actual results to differ materially from projections, estimates or aspirations, due to factors such as those relating to economic, governmental, technological, and any risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT INFORMATION

HDS International Corp.
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com